AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of June 5, 2008, by and among Neuro-Hitech, Inc., a Delaware corporation (“Buyer”), GKI Acquisition Sub, Inc., a Delaware corporation (“Buyer Sub”), a wholly-owned subsidiary of Buyer, GKI Acquisition Corporation, a Delaware corporation (“GKI”) and Timothy J. Ryan, Matthew Colpoys and Phillip J. Young, the stockholders of GKI (the “Stockholders”).

RECITALS

WHEREAS, David Ambrose owns all of the outstanding capital stock of MCR American Pharmaceuticals, Inc., a Florida corporation (“MCR”), and AMBI Pharmaceuticals, Inc., a Florida corporation (“AMBI” and together with MCR, the “Companies”);

WHEREAS, GKI and David Ambrose (“Ambrose”) previously entered into a Stock Purchase Agreement, dated June 5, 2007 (the “Original Agreement”), between GKI and Ambrose, pursuant to which GKI would acquire the stock of the Companies;

WHEREAS, GKI was formed expressly for the purpose of acquiring the Companies and has engaged in no business since its formation other than negotiating the acquisition of the Companies;

WHEREAS, Buyer desires to acquire the Companies and is negotiating the amendment of the Original Agreement to enable the Buyer to purchase the Companies (the “Companies’ Acquisition”);

WHEREAS, in order to effect the Companies’ Acquisition by Buyer, prior to the closing of the Companies’ Acquisition, Buyer Sub will merge (the “Merger”) with and into GKI and following the Merger, GKI shall be the surviving corporation in the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1. THE MERGER

1.1 The Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Buyer Sub shall be merged with and into GKI, the separate corporate existence of Buyer Sub shall cease, and GKI shall continue as the surviving corporation. GKI as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation” and will be governed by the laws of the State of Delaware.

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (“Certificate of Merger”) with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware or such later time as may be agreed in writing by GKI and Buyer and specified in Certificate of Merger, the “Effective Time”) as soon as practicable on or after the date hereof.

1.3 Charter Documents.

1.3.1 Certificates of Incorporation and Formation. At the Effective Time, the certificate of incorporation of GKI, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

1.3.2 Bylaws. At the Effective Time, the bylaws of GKI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.4 Board of Directors and Officers. The directors and corporate officers of Buyer Sub immediately prior to the Effective Time, shall be the directors and corporate officers of the Surviving Corporation.

1.5 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of Buyer, Buyer Sub or GKI:

1.5.1 The GKI capital stock validly issued and outstanding prior to the Effective Time shall be changed and converted into the number of shares of Buyer’s common stock (“Buyer Common Stock”) set forth on Exhibit A. (The total number of shares of Buyer Common Stock issued pursuant to this Section 1.5.1 shall be referred to herein as the “Merger Consideration”).

1.5.2 At the Effective Time, any shares of GKI capital stock held in the treasury of GKI immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist as of the Effective Time and no consideration shall be paid with respect thereto.

1.5.3 At the Effective Time, each share of Buyer Sub capital stock outstanding immediately prior to the Effective Time will be changed and converted into an identical outstanding share of the Surviving Corporation.

1.6 Exchange of Certificates.

1.6.1 Concurrent with the execution of this Agreement, the Stockholders will surrender stock certificate(s) representing shares of GKI capital stock to Buyer. Until so surrendered, such certificates will represent solely the right to receive the Merger Consideration.

1.6.2 At the Effective Time, the stock transfer books of GKI will be closed and there will not be any further registration of transfers of any shares of GKI’s capital stock. If, at or after the Effective Time, certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged for Merger Consideration.

1.6.3 In the event GKI capital stock shall have been lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed GKI capital stock, upon the making of an affidavit of that fact by the holder thereof, the amount of Merger Consideration set forth opposite such Stockholder’s name on Exhibit A.

1.7 Further Assurances. GKI agrees that if, at any time before or after the Effective Time, Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any property or rights of GKI, Buyer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purpose of this Agreement, in the name of GKI or otherwise.

1.8 Securities Law Issues.

1.8.1 Based in part on the representations of the Stockholders made in Section 2.11, the Buyer Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 under Regulation D promulgated under the Securities Act and applicable state securities laws.

1.8.2 The shares of Buyer Common Stock will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act. Each certificate evidencing shares of Buyer Common Stock will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO NEURO-HITECH, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

2. REPRESENTATIONS AND WARRANTIES OF GKI AND THE STOCKHOLDERS

Except as set forth on the GKI Disclosure Letter (the “GKI Disclosure Schedule”) delivered to Buyer and Buyer Sub herewith, GKI and the Stockholders hereby represent and warrant to Buyer and Buyer Sub as set forth in this Section 2.

2.1 Organization and Good Standing. GKI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Other than as set forth in Section 2.1 of the GKI Disclosure Schedule, GKI does not own or lease any real property and has no employees.

2.2 Power, Authorization and Validity.

2.2.1 Power and Capacity. GKI and the Stockholders have the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement, and all agreements to which GKI or the Stockholders are or will be a party that are required to be executed pursuant to this Agreement (the “GKI Ancillary Agreements”). The execution, delivery and performance of this Agreement and the GKI Ancillary Agreements have been duly and validly approved and authorized by GKI’s board of directors and the Stockholders as required by applicable law and GKI’s certificate of incorporation and bylaws.

2.2.2 No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable GKI to enter into, and to perform its obligations under, this Agreement and the GKI Ancillary Agreements, except for (a) the filing of the Certificate of Merger and (b) such filings as may be required to comply with federal and state securities laws.

2.2.3 Binding Obligation. This Agreement and the GKI Ancillary Agreements are, or when executed by GKI will be, valid and binding obligations of GKI and the Stockholders enforceable in accordance with their respective terms; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

2.3 Capitalization.

2.3.1 The authorized capital stock of GKI consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding and no shares of preferred stock are issued or outstanding. The Stockholders hold all of the issued and outstanding GKI capital stock, and each of the Stockholders holds good and marketable title to his GKI shares, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws). All issued and outstanding shares of GKI capital stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the certificate of incorporation or bylaws of GKI, or any agreement or document to which GKI is a party or by which it is bound and have been offered, issued, sold and delivered by GKI in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

2.3.2 There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating GKI to issue, transfer or sell any shares of capital stock or other equity interest in, GKI or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of GKI to repurchase, redeem or otherwise acquire any capital stock of GKI or (iii) voting trusts or similar agreements to which GKI or a Stockholder is a party with respect to the voting of the capital stock of GKI.

2.4 Securityholder Lists and Agreements.

2.4.1 Set forth on Section 2.4.1 of the GKI Disclosure Schedule is a true, complete and correct list of all of the Stockholders, showing the shares of GKI capital stock held by each such Stockholder as of the date of this Agreement.

2.4.2 There are no agreements, written or oral, between GKI and any holder of its securities or among any holders of GKI’s securities relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act or voting of the capital stock of GKI.

2.5 Subsidiaries. GKI does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

2.6 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any GKI Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of GKI, as currently in effect, (b) in any material respect, any material instrument or contract to which GKI is a party or by which GKI is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to GKI or its assets or properties. The consummation of the Merger and the transfer to Buyer of all material rights, licenses, franchises, leases and agreements of GKI will not require the consent of any third party.

2.7 Litigation. There is no action, proceeding, claim or investigation pending against GKI. There is no reasonable basis for any security holder or former security holder of GKI, or any other person, firm, corporation, or entity, to assert a claim against GKI.

2.8 Contracts and Commitments. Set forth on Section 2.8 of the GKI Disclosure Schedule is a list of all of the agreements, oral or written, to which GKI is a party. A copy of each agreement or document listed on Section 2.8 of the GKI Disclosure Schedule has been delivered to Buyer or Buyer’s counsel.

2.9 Compliance with Laws. GKI has complied, and is in full compliance with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof.

2.10 No Brokers. Except as set forth on Section 2.10 of the GKI’s Disclosure Schedule, neither GKI nor any of its Stockholders is obligated for the payment of fees or expenses of any investment banker, broker or finder

2.11 Investment. Each Stockholder (A) understands that the Buyer Common Stock has not been, and will not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Common Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Common Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Common Stock, and (F) is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act.

2.12 Disclosure. None of the representations of GKI and the Stockholders in this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by GKI to Buyer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

3. REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Buyer Disclosure Letter delivered to GKI (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants to GKI and the Stockholders, as set forth in this Section 3. Unless the context otherwise requires, references in this Section 3 to the “Buyer” shall include all of the Buyer’s direct and indirect subsidiaries.

3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

3.2 Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order to consummate the transactions contemplated hereby.

3.3 Noncontravention. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby, do not and will not, with or without the giving of notice or the passage of time or both, (A) violate any law to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

3.4 Capitalization.

3.4.1 The authorized capital stock of the Buyer immediately after the Effective Time and after giving effect to the issuance of the Merger Consideration but prior to the closing of the Companies’ Acquisition is set forth on Section 3.4.1 of the Buyer’s Disclosure Schedule.

3.4.2 All of the shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the Buyer Common Stock was issued in violation of any preemptive rights or is subject to any preemptive rights of any person. No legend or other reference to any encumbrance appears upon any certificate representing the shares of Buyer to be received by the Stockholders as part of the Merger Consideration, except for customary legends with respect to transfer restrictions for restricted securities under federal and state securities laws.

3.4.3 Except as set forth on Section 3.4.3 of the Buyer’s Disclosure Schedule, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Buyer, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of Buyer; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. There are no outstanding contractual obligations or plans of Buyer to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of Buyer.

3.5 Buyer Securities. The Merger Consideration shall be conveyed to the Stockholders free and clear of all liens (other than any transfer restrictions for restricted securities under federal and state securities laws). Once issued in accordance with the terms hereof, the Merger Consideration will be duly authorized, fully paid and nonassessable.

3.6 Disclosure. Buyer is subject to, and in compliance with, the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Buyer has made available to GKI through the EDGAR system true and complete copies of Buyer’s annual report on Form 10-KSB for its fiscal year ended December 31, 2007, its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2008 and all other reports or documents required to be filed by Buyer pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the most recent quarterly report on Form 10-Q (collectively, the “SEC Filings”). The SEC Filings, including the financial statements included therein, when they were filed with the SEC (or, if any amendment with respect to any such document was filed, when such amendment was filed), were prepared in all material respects in accordance with the applicable requirements of the Exchange Act. The SEC Filings, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to GKI pursuant to this Agreement, when taken together, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.7 Legal Compliance. Buyer has complied with all applicable laws except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or, to the actual or constructive knowledge of Buyer after reasonable investigation (“Knowledge”), threatened against any of them alleging any failure so to comply.

For purposes of this Agreement, “Adverse Consequence(s)” means any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses that result in a material adverse effect to the financial condition of Buyer and its subsidiaries taken as a whole.

3.8 Litigation. Buyer (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and (ii) except as set forth on Section 3.8 of the Buyer’s Disclosure Schedule, is not a party or, to the Knowledge of Buyer and its respective directors and officers (and employees with responsibility for litigation matters), is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that if determined adversely to Buyer may reasonably be expected to have an Adverse Consequence on the present or future operations or financial condition of Buyer.

4. MISCELLANEOUS

4.1 Survival of Representations. Except for covenants that by their terms survive for a longer period, all representations, warranties, covenants and indemnities of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties to this Agreement, until the eighteen month anniversary of the Effective Date (the “Survival Period”).

4.2 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

4.3 Assignment; Binding Upon Successors and Assigns. None of the parties to this Agreement may assign any of its respective rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.4 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

4.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

4.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

4.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

4.8 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

4.9 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).

4.10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

(a)	If to Buyer or Buyer Sub:

Neuro-Hitech, Inc.
One Penn Plaza, Suite 2514
New York, NY 10119
Attention: Chief Financial Officer

with a copy to:

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036
Attn: Jeffrey E. Jordan, Esq.

(b)	If to GKI:

GKI Acquisition Corp.
790 Riverside Drive, Suite 5B
New York, NY 10032
Attention: Chief Executive Officer

with a copy to:

Hayes and Boone, LLP
153 E. 53rd Street, Suite 4900
New York, NY 10032
Attn: Harvey J. Kesner, Esq.

(c)	If to the Stockholders:

Timothy J. Ryan
790 Riverside Drive, Suite 5B
New York, NY 10032

Matthew Colpoys
7 Brentwood Common
Orchard Park, NY 14127

Phillip Young
___________________
___________________

with a copy to:

Hayes and Boone, LLP
153 E. 53rd Street, Suite 4900
New York, NY 10032
Attn: Harvey J. Kesner, Esq.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 4.10.

4.11 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.

4.12 Public Announcement. No public announcement of the consummation of the Merger and the transactions contemplated hereby may be made by GKI or the Stockholders without the express written consent of Buyer. Buyer may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules.

4.13 Confidentiality. GKI, the Stockholders and Buyer each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, GKI, the Stockholders and Buyer each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

4.14 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

4.15 Certain Interpretive Matters and Definitions.

4.15.1 Unless the context of this Agreement otherwise requires, (A) words of any gender include each other gender; (B) words (including defined terms) using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (D) the terms “Article,” “Section,” “Schedule” and “Exhibit” without any reference to a specified document refer to the specified Article, Section, Schedule and Exhibit, respectively, of this Agreement.

4.15.2 The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.

4.15.3 The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

4.15.4 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

4.15.5 Any representation or warranty contained herein as to the enforceability of a contract, including this Agreement, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.15.6 The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof.

4.15.7 The disclosures in the Schedules referenced in Article 2 and 3, shall relate only to the representations and warranties in the particular Section of Article 2 and 3 to which they expressly relate and not to any other representation or warranty contained in Article 2 and 3, except that information and disclosures contained in a Schedule shall be deemed to be disclosed and incorporated by reference in such other Schedule(s) to the extent that there is a cross-reference.

4.15.8 In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules referenced in Article 2 and 3, other than exceptions or other identified items set forth in such Schedules with respect to, and specifically contemplated by, the representation or warranty to which such Schedule relates, the statements in the body of this Agreement will control.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:		COMPANY:

NEURO-HITECH, INC.		GKI ACQUISITION CORPORATION

By:	/s/ David Barrett	By:	/s/ Timothy J. Ryan

Its:	Chief Financial Officer	Its	President

BUYER SUB:		STOCKHOLDERS:

GKI ACQUISITION SUB, INC.
/s/ Timothy J. Ryan
Timothy J. Ryan
By:	/s/ David Barrett
Its:	President
/s/ Matthew Colpoys
Matthew Colpoys

/s/ Phillip Young
Phillip Young

EXHIBIT A

Name	Merger Consideration
Timothy J. Ryan	680,000 Shares [40%]

Matthew Colpoys	510,000 Shares [30%]

Phillip J. Young	510,000 Shares [30%]